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Exhibit 99.3

         OFFER TO EXCHANGE

Each Outstanding Share of Common Stock of

zulily, inc.

made by

Mocha Merger Sub, Inc.

a wholly owned subsidiary of

Liberty Interactive Corporation

Pursuant to the Prospectus/Offer to Exchange dated September 1, 2015

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON TUESDAY, SEPTEMBER 29, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

To Our Clients:	September 1, 2015

        Enclosed for your consideration is a Prospectus/Offer to Exchange dated September 1, 2015 (the "Prospectus/Offer to Exchange"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the offer by Mocha Merger Sub, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Liberty Interactive Corporation, a Delaware corporation ("Liberty Interactive"), to exchange each issued and outstanding share of Class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share, of zulily, inc., a Delaware corporation ("zulily"), for consideration consisting of:

  $9.375 in cash, without interest and subject to any withholding of taxes required by applicable law, and

  0.3098 of a share of Series A QVC Group common stock of Liberty Interactive, par value $0.01 per share,

subject to adjustment as described below and the other terms and conditions described in the Offer. Also enclosed for your consideration is zulily's Solicitation/Recommendation Statement on Schedule 14D-9.

        We (or our nominees) are the holder of record of shares of zulily Class A common stock and/or Class B common stock (collectively, the "Shares") held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The per Share offer price for the Offer consists of both (i) $9.375 in cash, without interest and subject to any withholding taxes required by applicable law, and (ii) 0.3098 of a share of Series A QVC Group common stock of Liberty Interactive (subject to adjustment as described below, the "Offer Consideration").

  2.
  The Offer is being made for any and all outstanding Shares.

  3.
  The stock and cash components of the offer consideration are each subject to adjustment if the amount of cash payable to zulily stockholders who have properly demanded appraisal in accordance with Delaware law (and who have not effectively withdrawn their demand or waived or lost the right to appraisal prior to the time at which all Shares which are validly tendered and not validly withdrawn pursuant to the Offer are accepted by Purchaser) could jeopardize the anticipated qualification of the Offer and the mergers, taken together, as a "reorganization" under the Internal Revenue Code of 1986, as amended. See "The Offer—Possible Adjustment to Stock Consideration and Cash Consideration to Preserve Anticipated Tax Treatment" in the Prospectus/Offer to Exchange.

  4.
  The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the Expiration Time Shares that, together with any Shares then owned by Purchaser, would represent at least a majority of the voting power of (x) the aggregate voting power of the shares of zulily common stock outstanding immediately after the consummation of the Offer (for the avoidance of doubt, assuming the zulily Class B common stock validly tendered and not validly withdrawn will convert to zulily Class A common stock at the time of the consummation of the Offer), plus (y) the aggregate voting power of the shares of zulily common stock issuable to holders of options issued by zulily from which zulily has received notices of exercise prior to the consummation of the Offer but which have not yet been issued to such holders (the foregoing condition is referred to as the "Minimum Tender Condition"). The Offer is also subject to other conditions described under "The Offer—Conditions to the Offer" in the Prospectus/Offer to Exchange.

  5.
  The Offer is being made pursuant to an Agreement and Plan of Reorganization, dated as of August 16, 2015, by and among Liberty Interactive, Purchaser, Ziggy Merger Sub, LLC, a Delaware limited liability company and direct wholly owned merger subsidiary of Liberty Interactive, and zulily (the "Reorganization Agreement"). Following the exchange by Purchaser of Shares in the Offer and the satisfaction or waiver of each of the applicable merger conditions set forth in the Reorganization Agreement, Purchaser will be merged with and into zulily (the "first merger"), with zulily surviving. In the first merger, each outstanding share of zulily common stock that Purchaser did not acquire in the Offer, other than those shares held by Liberty Interactive, Purchase, zulily or stockholders of zulily who have properly demanded appraisal in accordance with Delaware law (and who do not fail to perfect or otherwise effectively withdraw their demand or waive or lose the right to appraisal), will be converted into the right to receive the Offer Consideration. Immediately after the first merger, (i) zulily will become an indirect wholly owned subsidiary of Liberty Interactive, and the former zulily stockholders will no longer have any direct ownership interest in zulily or its business and (ii) zulily will merge with and into Merger Sub 2 (the "second merger"). Merger Sub 2 will survive and be renamed "zulily, llc." We refer to the first merger and the second merger together as the "mergers."

  6.
  On August 16, 2015, the members of the zulily board of directors, by unanimous vote (with the exception of one director, who recused himself from the vote): (1) determined that the terms of the Reorganization Agreement and the transactions contemplated thereby, including the Offer and the first merger, are advisable, fair to and in the best interests of, zulily and its stockholders; (2) determined that it is in the best interests of zulily and its stockholders and declared it advisable to enter into the Reorganization Agreement; (3) approved the execution and delivery by zulily of the Reorganization Agreement, the performance by zulily of its covenants and agreements contained therein and the consummation of the Offer, the mergers and the other transactions contemplated therein upon the terms and subject to the conditions contained in the Reorganization Agreement; and (4) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

  7.
  The Offer and withdrawal rights expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on September 29, 2015, unless the Offer is extended.

  8.
  Any stock transfer taxes applicable to a sale of Shares to Purchaser will be borne by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

  9.
  Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the exchange of Shares by Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

        Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Time. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time.

        On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), after the Expiration Time, as soon as practicable after Purchaser is permitted to do so under applicable law, Purchaser will accept for exchange, and will promptly deliver consideration for, all Shares validly tendered to Purchaser and not withdrawn prior to the Expiration Time. To validly tender Shares in the Offer, (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Time, or (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Exchange, (a) either the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees, or an agent's message (as defined in the Prospectus/Offer to Exchange) and any other required documents, must be received by the Depositary prior to the Expiration Time, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Exchange and a book-entry confirmation described in the Prospectus/Offer to Exchange must be received by the Depositary for the Offer prior to the Expiration Time.

        Under no circumstances will interest be paid on the cash component of the Offer consideration with respect to the Shares to be delivered by Purchaser, regardless of any extension of the Offer or any delay in the delivery of such consideration.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser and Liberty Interactive by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

 INSTRUCTIONS WITH RESPECT TO THE OFFER TO EXCHANGE ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF ZULILY, INC.

        The undersigned acknowledge(s) receipt of your letter, the Prospectus/Offer to Exchange dated September 1, 2015, and the Letter of Transmittal relating to shares of Class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share (collectively, the "Shares"), of zulily, inc., a Delaware corporation.

        This will instruct you to tender the number and class of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and Letter of Transmittal.

Number and Class of Shares to be Tendered(1):

Signature(s)

Print Name(s)

Print Address(es)

Area Code and Telephone Number

Dated: , 2015	Taxpayer Identification or Social Security No.

(1)
Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.

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  Exhibit 99.3
INSTRUCTIONS WITH RESPECT TO THE OFFER TO EXCHANGE ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF ZULILY, INC.